Exhibit 99.1

MATTRESS FIRM COMPLETES ACQUISITION OF MATTRESS GIANT

Company is Now the Largest Bedding Retailer in the United States

HOUSTON — May 2,2012 — Mattress Firm Holding Corp. (NASDAQ: MFRM), a leading retailer of mattresses and accessories in the United States, announced the completion of its acquisition of regional bedding company, Mattress Giant Holding Corp. With the acquisition, Mattress Firm expects to operate an additional 180 stores in seven markets throughout Texas and Florida, the two largest states in which Mattress Firm currently operates. As a result of this transaction, Mattress Firm has become the largest bedding retailer of mattresses and accessories in the United States.

Mattress Firm expects to rebrand and transition Mattress Giant stores into Mattress Firm stores and is beginning the process of outfitting the newly acquired stores with Mattress Firm’s product offerings and its unique “Comfort by Color®” merchandising approach. Mattress Giant employees will be trained and educated on Mattress Firm’s selling programs and point of sale systems.

About Mattress Firm

Houston-based Mattress Firm (NASDAQ: MFRM) is a leading bedding retailer offering a broad selection of both traditional and specialty mattresses, and bedding accessories from leading manufacturers. With more than 1,000 company-operated and franchised locations across 26 states (including the stores acquired as a result of the Mattress Giant acquisition described above), Mattress Firm has the largest geographic footprint in the United States among bedding retailers. Mattress Firm offers customers comfortable store environments, guarantees on price, comfort and service, and highly-trained sales professionals.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713.343.3652

Media Contact: Sari Martin, mattressfirm@icrinc.com, 203.682.8345